Exhibit 99.1

Contact:	David Felsenthal	The Watergate
	Chief Financial Officer	600 New Hampshire Avenue, N.W.
	202.266.5876	Washington, D.C. 20037
	jacobsg@advisory.com	www.advisoryboardcompany.com

THE ADVISORY BOARD COMPANY REPORTS FISCAL 2004
FOURTH QUARTER AND YEAR-END RESULTS

Company Reports Quarterly Revenue Growth of 17% and Member Renewal Rate of 87%;
New Research Program Announced

WASHINGTON, D.C. — (May 5, 2004) — The Advisory Board Company (NASDAQ: ABCO) today announced financial results for the fourth quarter and fiscal year ended March 31, 2004. For the quarter, revenues increased 17% to $32.2 million, from $27.4 million for the fourth quarter of fiscal 2003. Net income was $5.0 million, or $0.26 per diluted share, compared to $4.8 million, or $0.27 per diluted share, for the same period a year ago. Pro forma net income was $5.7 million, or $0.30 per diluted share, compared to $4.9 million, or $0.27 per diluted share, for the same period a year ago. Pro forma results exclude special compensation and stock option related expenses.

Revenues for the year ended March 31, 2004 increased 21% to $121.8 million, from $100.7 million in fiscal 2003. Net income for the period was $18.7 million, or $1.00 per diluted share, compared to $14.4 million, or $0.85 per diluted share, for the same period a year ago. Pro forma net income was $19.7 million, or $1.06 per diluted share, versus $15.1 million, or $0.89 per diluted share, in the prior year.

Contract value grew 17% to $124.9 million as of March 31, 2004, up from $106.7 million as of March 31, 2003. The Company’s member renewal rate for fiscal 2004 was 87%. At the end of the fiscal year, the Company served a membership of 2,347 institutions, as compared to a membership of 2,297 institutions at the end of the last fiscal year.

Frank Williams, chief executive officer of The Advisory Board Company, commented, “We are pleased with our financial results both for the fourth quarter and for the fiscal year. In a challenging healthcare environment we delivered fiscal year revenue growth of 21% with strong margins and continued growth in earnings per share. Our growth has been driven by four key sources: new program launches, the addition of new member institutions, cross-selling existing programs to our current members and price increases. Across fiscal year 2004, our average contract value per member institution grew to $53,229, up from $46,472 at the same time last year.”

He added, “We also achieved a member renewal rate of 87%, which is at the high end of our expected range of 84%-88%. This metric – one of the most important indicators of our overall business performance – demonstrates that our programs consistently provide our members with tangible best practice solutions to address their most important strategic and operational issues.

“I am also pleased to announce our latest launch, the Revenue Cycle Performance Program. This new membership program assists Chief Financial Officers in measuring, analyzing and comparing their performance across the revenue cycle.

Exhibit 99.1

The program provides members with continuous business intelligence on the drivers of revenue cycle performance, comparative benchmarks, and supporting best practices research. The combination of services enhances a member institution’s ability to surface problems, make faster decisions and drive financial accountability across the organization. As always, this program benefited from the advice and guidance of a stellar group of charter members, including Duke University Medical Center, Evanston Northwestern Healthcare, Ohio State University Medical Center and Cedars-Sinai Medical Center.”

Share Repurchase

During the three months ended March 31, 2004, the Company repurchased 349,320 shares of its common stock at a total cost of approximately $12.2 million.

Outlook for Remainder of Calendar Year 2004

The Company reiterated its previously announced guidance for the next calendar quarter of $32.6 million of revenue and pro forma earnings per diluted share of $0.28. Combined with results from the quarter ended March 31, 2004, the Company’s full calendar year revenue and pro forma earnings per diluted share guidance is $135.2 million and $1.19, respectively.

The Company will hold an investor conference call to discuss its fourth quarter performance this evening, May 5, 2004, at 6:00 p.m. Eastern Daylight Time. The conference call will also be available via live web cast on the Company’s web site at www.advisoryboardcompany.com in the section entitled “Other Information” found under the tab “About Us.” Investors will also be able to listen to the call by dialing 800-299-9630, and entering the access code 51770523, shortly before the scheduled start time. The conference call replay will be archived on the Company’s web site for seven days: from 8:00 p.m. Wednesday, May 5th until 8:00 p.m. Wednesday, May 12th. To listen to the archived call by telephone: dial either 888-286-8010 or 617-801-6888, and enter reservation number 32841021.

About The Advisory Board Company

The Advisory Board Company provides best practices research and analysis to the health care industry, focusing on business strategy, operations and general management issues. The Company provides best practices and research through discrete annual programs to a membership of over 2,300 hospitals, health systems, pharmaceutical and biotech companies, health care insurers, and medical device companies in the United States. Each program typically charges a fixed annual fee and provides members with best practices, research reports, executive education and other supporting research services.

The Company presents pro forma results to provide comparisons with prior periods in a manner it believes would be consistent if it had been a public company prior to fiscal 2002. Pro forma results exclude special compensation and stock option related expense. For historical results, a reconciliation between pro forma and GAAP is shown in the attached schedule. The Company is not able to reconcile its outlook for the remainder of calendar year 2004 to GAAP as stock option related expense is dependent upon a number of unknown factors, including future stock price.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in the Company’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, the dependence on renewal of membership based services, dependence on key

Exhibit 99.1

personnel, the need to attract and retain qualified personnel, management of growth, new product development, competition, risks associated with anticipating market trends, industry consolidation, variability of quarterly operating results and various factors that could affect the estimated tax rate. These factors are discussed more fully in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #

THE ADVISORY BOARD COMPANY
STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ending			Twelve Months Ending
	March 31,		Selected	March 31,		Selected
			Growth			Growth
	2004	2003	Rates	2004	2003	Rates
Statements of Operations
Revenues	$32,185	$27,432	17.3%	$121,847	$100,714	21.0%

Cost of services	13,092	10,555		50,167	41,598
Member relations and marketing	6,447	5,347		24,599	19,842
General and administrative	3,604	3,376		15,445	12,507
Depreciation and loss on disposal of assets	303	401		1,415	1,827
Special compensation and stock option related expense	1,230	83		1,673	1,147

Income from operations	7,509	7,670		28,548	23,793
Interest income	869	449		2,911	1,038

Income before provision for income taxes	8,378	8,119		31,459	24,831
Provision for income taxes	(3,393)	(3,288)		(12,739)	(10,392)

Net income	$4,985	$4,831		$18,720	$14,439

Earnings per share
Basic	$0.30	$0.33		$1.19	$1.10
Diluted	$0.26	$0.27	-3.7%	$1.00	$0.85	17.6%
Weighted average common shares outstanding
Basic	16,709	14,750		15,745	13,139
Diluted	19,063	17,920		18,680	16,996
Percentages of Revenues
Cost of services	40.7%	38.5%		41.2%	41.3%
Member relations and marketing	20.0%	19.5%		20.2%	19.7%
General and administrative	11.2%	12.3%		12.7%	12.4%
Depreciation and loss on disposal of assets	0.9%	1.5%		1.2%	1.8%
Income from operations	23.3%	28.0%		23.4%	23.6%
Net income	15.5%	17.6%		15.4%	14.3%
Contract Value (at end of period)	$124,929	$106,745	17.0%

RECONCILIATION OF PRO FORMA RESULTS
(In thousands, except per share data)

Pro forma data (1):
Income from operations	$7,509	$7,670		$28,548	$23,793
Special compensation and stock option related expense	1,230	83		1,673	1,147

Pro forma income from operations	8,739	7,753		30,221	24,940
Interest income	869	449		2,911	1,038

Pro forma income before provision for income taxes	9,608	8,202		33,132	25,978
Pro forma provision for income taxes	(3,891)	(3,322)		(13,418)	(10,877)

Pro forma net income	$5,717	$4,880		$19,714	$15,101

Pro forma earnings per share
Basic	$0.34	$0.33		$1.25	$1.15
Diluted	$0.30	$0.27	11.1%	$1.06	$0.89	19.1%
Percentages of Revenues
Pro forma income from operations (1)	27.2%	28.3%		24.8%	24.8%
Pro forma net income (1)	17.8%	17.8%		16.2%	15.0%

(1)	Excludes special compensation and stock option related expense.

THE ADVISORY BOARD COMPANY
BALANCE SHEETS
(In thousands)

	March 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$41,389	$33,301
Marketable securities	3,737	—
Membership fees receivable, net	14,338	9,234
Prepaid expenses and other current assets	3,121	1,600
Deferred income taxes	17,123	11,532
Deferred incentive compensation	2,375	2,259

Total current assets	82,083	57,926
Fixed assets, net	6,701	2,891
Deferred income taxes, net of current portion	21,202	—
Marketable securities	94,683	57,106

Total assets	$204,669	$117,923

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenues	$72,410	$63,653
Accounts payable and accrued liabilities	8,262	5,484
Accrued incentive compensation	7,704	6,899

Total current liabilities	88,376	76,036
Long-term liabilities:
Deferred income taxes	670	392

Total liabilities	89,046	76,428
Stockholders’ equity:
Common stock	183	148
Additional paid-in capital	88,885	21,821
Accumulated elements of comprehensive income	1,031	552
Retained earnings	37,694	18,974
Treasury stock	(12,170)	—

Total stockholders’ equity	115,623	41,495

Total liabilities and stockholders’ equity	$204,669	$117,923

THE ADVISORY BOARD COMPANY
STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income	$18,720	$14,439
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation	1,415	1,722
Loss on disposal of fixed assets	—	105
Special compensation arrangements	—	(363)
Deferred income taxes	13,202	6,140
Amortization of marketable securities premiums	755	352
Changes in operating assets and liabilities:
Membership fees receivable	(5,104)	4,865
Prepaid expenses and other current assets	(1,521)	(657)
Deferred incentive compensation	(116)	(365)
Deferred revenues	8,757	12,115
Accounts payable and accrued liabilities	2,798	4,955
Accrued incentive compensation	805	1,240

Net cash flows provided by operating activities	39,711	44,548

Cash flows from investing activities:
Purchases of property and equipment	(5,225)	(531)
Sales of marketable securities	13,350	—
Purchases of marketable securities	(54,661)	(56,515)

Net cash flows used in investing activities	(46,536)	(57,046)

Cash flows from financing activities:
Issuance of common stock from exercise of stock options	26,772	21,453
Reimbursement of offering costs	149	992
Payment of offering costs	(169)	(956)
Purchase of treasury shares	(12,170)	—
Issuance of common stock under employee stock purchase plan	331	351

Net cash flows provided by financing activities	14,913	21,840

Net increase in cash and cash equivalents	8,088	9,342
Cash and cash equivalents, beginning of period	33,301	23,959

Cash and cash equivalents, end of period	$41,389	$33,301